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Exhibit 5.4

March 28, 2007

Board of Directors
Advanced Cell Technology, Inc.
1201 Harbor Bay Parkway
Alameda, CA 94502

Re:
Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2
20,397,296 Shares of Common Stock

Gentlemen:

        We have examined the Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2, Registration No. 333-129019 (the "Registration Statement") to be filed by Advanced Cell Technology, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Commission") on or about the date hereof in connection with the assumption pursuant to Rule 414 of the Securities Act of 1933, as amended, by the Company of the registration statement on Form SB-2, Registration No. 333-129019, filed by the Company's predecessor, Advanced Cell Technology, Inc., a Nevada corporation ("ACT-NV"), relating to shares of Common Stock reserved by ACT-NV that are subject to issuance by ACT-NV upon the redemption or conversion of convertible debentures (the "Debentures") and the exercise of common stock purchase warrants (the "Warrants") held by certain selling security holders. We understand that the Debentures and the Warrants have been assumed by the Company and that in accordance with the terms of its contractual obligations, the Company has reserved shares (the "Shares") of Common Stock of the Company for issuance upon the redemption or conversion of the Debentures and the exercise of the Warrants. This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-B.

        We have examined copies of the Certificate of Incorporation and By-laws of the Company, copies of all pertinent records of meetings of the board of directors and stockholders, the Registration Statement, and such other documents relating to the Company as we have deemed material for purposes of this opinion.

        In our examination of the foregoing, we have assumed that each document accurately conforms to the original, the original was signed by the person or persons indicated, and each signatory had the required legal capacity and authority to sign the document.

        We express no opinion herein as to the laws of any state other than the laws of the State of Delaware and federal securities laws of the United States of America.

        It is understood that this opinion is to be used only in connection with the filing of the Registration Statement. We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and the Shares, when issued in accordance with the terms and conditions of the Debentures, or issued and paid for in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid, and non-assessable.

        We consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof.

Very truly yours,
PIERCE ATWOOD LLP
By:	/s/ PIERCE ATWOOD LLP Pierce Atwood LLP

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  Exhibit 5.4